UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2014

THE KEYW HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-34891 (Commission File Number)	27-1594952 (IRS Employer Identification No.)

7740 Milestone Parkway, Suite 400
Hanover, Maryland 21076
(Address of principal executive offices) (Zip Code)

(443) 733-1600
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information provided in Item 5.02 below is incorporated by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 20, 2014, KEYW Holding Corporation (the “Company”) announced the departure of John Krobath, Chief Financial Officer to pursue other professional opportunities, effective April 25, 2014. Mr. Krobath will be focused on transition issues and certain corporate initiatives during this time.

In connection with this departure, the Company and Mr. Krobath have entered into an amendment (the “Third Amendment”) to Mr. Krobath’s Employment Agreement, dated as of June 16, 2009, as amended by Amendment to Employment Agreement dated as of March 12, 2012 and Second Amendment to Employment Agreement dated as of June 29, 2012 (collectively, the “Employment Agreement”). Pursuant to the Third Amendment, Mr. Krobath will receive compensation continuing through December 26, 2014, a lump-sum payment of $330,000 on January 16, 2015, and a potential success fee based on achieving certain corporate milestones no later than August 1, 2014. In addition, all of Mr. Krobath’s outstanding equity awards that would have vested before February 28, 2016 will continue to vest on their original vesting schedule, and the performance criteria with respect to Mr. Krobath’s 2014 stock option awards made on February 7, 2014 will be removed, and 50% of such options will vest on the first anniversary of the grant date, and 25% will vest on the second anniversary of the grant date.

Exhibit Number	Description
99.1	Press Release, dated March 20, 2014, announcing the departure of John Krobath, Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KEYW HOLDING CORPORATION
(Registrant)

/s/ Leonard E. Moodispaw
DATE: March 20, 2014	Leonard E. Moodispaw
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated March 20, 2014, announcing the departure of John Krobath, Chief Financial Officer.